Pricing Supplement No. 2020—USNCH3755 to Product Supplement No. EA-04-08 dated February 15, 2019,

Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated February 27, 2020

Citigroup Global Markets Holdings Inc. $25,000,000 Trigger Callable Contingent Yield Notes

Linked to the Least Performing of the American Depositary Shares (“ADSs”) Representing Ordinary Shares of Alibaba Group Holding Limited, the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of Apple Inc., the Class A Common Stock of Facebook, Inc. and the Common Stock of Microsoft Corporation Due March 2, 2023

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Callable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the American Depositary Shares (“ADSs”) representing ordinary shares of Alibaba Group Holding Limited, the Class A common stock of Alphabet Inc., the common stock of Amazon.com, Inc., the common stock of Apple Inc., the Class A common stock of Facebook, Inc. and the common stock of Microsoft Corporation (each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the least performing underlying on the related quarterly valuation date is greater than or equal to its coupon barrier. If the closing price of the least performing underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the strike date to the final valuation date, up to a 100% loss of your investment. The “final underlying price” for each underlying is the closing price of such underlying on the final valuation date and the “least performing underlying” on each valuation date is the underlying with the lowest underlying return from the strike date to that valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold. The payment at maturity on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlyings. You will therefore be adversely affected if any underlying performs poorly, regardless of the performance of the other underlyings. You will not receive dividends or other distributions paid on the underlyings or participate in any appreciation of any underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features	Key Dates

❑  Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing price of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. Otherwise, no contingent coupon will be paid on that quarterly coupon payment date.

❑  Issuer Callable — On any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any contingent coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the least performing underlying from the strike date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Strike date	February 26, 2020
Trade date	February 27, 2020
Settlement date	March 3, 2020
Valuation dates[1]	Quarterly, beginning on May 27, 2020 (See page PS-6)
Final valuation date[1]	February 27, 2023
Maturity date	March 2, 2023

[1] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Contingent Yield Notes Linked to the Least Performing of the American Depositary Shares (“ADSs”) Representing Ordinary Shares of Alibaba Group Holding Limited, the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of Apple Inc., the Class A Common Stock of Facebook, Inc. and the Common Stock of Microsoft Corporation. The initial underlying prices, coupon barriers and downside thresholds were determined on the strike date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Contingent Coupon Rate	Initial Underlying Prices	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
ADSs Representing Ordinary Shares of Alibaba Group Holding Limited (Ticker: BABA)	26.00% per annum	$208.74	$146.118, which is 70% of the applicable initial underlying price	$146.118, which is 70% of the applicable initial underlying price	17327U574 / US17327U5746
Class A Common Stock of Alphabet Inc. (Ticker: GOOGL)		$1,390.47	$973.329, which is 70% of the applicable initial underlying price	$973.329, which is 70% of the applicable initial underlying price
Common Stock of Amazon.com, Inc. (Ticker: AMZN)		$1,979.59	$1,385.713, which is 70% of the applicable initial underlying price	$1,385.713, which is 70% of the applicable initial underlying price
Common Stock of Apple Inc. (Ticker: AAPL)		$292.65	$204.855, which is 70% of the applicable initial underlying price	$204.855, which is 70% of the applicable initial underlying price
Class A Common Stock of Facebook, Inc. (Ticker: FB)		$197.20	$138.040, which is 70% of the applicable initial underlying price	$138.040, which is 70% of the applicable initial underlying price
Common Stock of Microsoft Corporation (Ticker: MSFT)		$170.17	$119.119, which is 70% of the applicable initial underlying price	$119.119, which is 70% of the applicable initial underlying price

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.05	$9.95
Total	$25,000,000.00	$125,000.00	$24,875,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.842 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.05 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.95 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.95 per note. UBS will receive an underwriting discount of $0.05 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company,”and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-04-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002058/dp102378_424b2-psea0408cb.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Callable Contingent Yield Notes Linked to the Least Performing of the American Depositary Shares (“ADSs”) Representing Ordinary Shares of Alibaba Group Holding Limited, the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc., the Common Stock of Apple Inc., the Class A Common Stock of Facebook, Inc. and the Common Stock of Microsoft Corporation that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You understand and accept the risks associated with each of the underlyings.

♦    You believe the closing price of each underlying is likely to be greater than or equal to its coupon barrier on the valuation dates, and, if the closing price of any underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the final underlying price of each underlying will be greater than or equal to its downside threshold, and, if the final underlying price of any underlying is below its downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦    You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦    You are willing to accept the individual market risk of each underlying on each valuation date, and you understand that any decline in the price of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other underlyings.

♦    You are willing to hold notes that may be called early by the issuer in its sole discretion regardless of the closing price of any underlying, and you are otherwise willing to hold such notes to maturity.

♦    You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦    You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦    You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦    You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlyings for the term of the notes.

♦    You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦     You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦     You do not believe the closing price of each underlying is likely to be greater than or equal to its coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦     You believe the final underlying price of at least one underlying will be less than its downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.

♦     You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦     You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the least performing underlying.

♦     You are unwilling to accept the individual market risk of each underlying on each valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦     You are unwilling to hold notes that may be called early by the issuer in its sole discretion regardless of the closing price of any underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦     You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦     You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦     You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦     You seek an investment for which there will be an active secondary market.

♦     You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlyings for the term of the notes.

♦     You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦     You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 3 years, unless called earlier
Strike date	February 26, 2020
Trade date	February 27, 2020
Settlement date	March 3, 2020
Final valuation date1	February 27, 2023
Maturity date	March 2, 2023
Underlyings

ADSs Representing Ordinary Shares of Alibaba Group Holding Limited (Ticker: BABA)

Class A Common Stock of Alphabet Inc.(Ticker: GOOGL)

Common Stock of Amazon.com, Inc. (Ticker: AMZN)

Common Stock of Apple Inc. (Ticker: AAPL)

Class A Common Stock of Facebook, Inc. (Ticker: FB)

Common Stock of Microsoft Corporation (Ticker: MSFT)

Issuer call feature

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than three (3) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the least performing underlying on a quarterly valuation date is greater than or equal to its coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing price of the least performing underlying on any quarterly valuation date is below its coupon barrier, no contingent coupon will be payable on that related coupon payment date.

Each contingent coupon payment will be in the amount of $0.65 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 26.00%) and will be payable with respect to each valuation date on which the closing price of the least performing underlying on that valuation date is greater than or equal to its coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing price of the least performing underlying on that valuation date is less than its coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	On each valuation date, including the final valuation date, the underlying with the lowest underlying return on that valuation date.
Underlying return	For any underlying on any valuation date, calculated as follows: current underlying price – initial underlying price initial underlying price
Downside threshold	For any underlying, 70.00% of its respective initial underlying price, as specified on the cover of this pricing supplement.
Coupon barrier	For any underlying, 70.00% of its respective initial underlying price, as specified on the cover of this pricing supplement.
Initial underlying price	For any underlying, its closing price on the strike date, as specified on the cover page of this pricing supplement.
Current underlying price	For any underlying and any valuation date, the closing price of that underlying on that valuation date.
Final underlying price	For any underlying, its closing price on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Strike date	The closing price of each underlying (its respective initial underlying price) is observed and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (callable by the issuer in its sole discretion)

If the closing price of the least performing underlying on any quarterly valuation date is greater than or equal to its coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing price of the least performing underlying on any quarterly valuation date is below its coupon barrier, no coupon will be payable on the related coupon payment date.

The issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date upon not less than three (3) business days’ notice prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any contingent coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying price of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any contingent coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
May 27, 2020	June 1, 2020
August 27, 2020	September 1, 2020
November 27, 2020	December 2, 2020
March 1, 2021	March 4, 2021
May 27, 2021	June 2, 2021
August 27, 2021	September 1, 2021
November 29, 2021	December 2, 2021
February 28, 2022	March 3, 2022
May 27, 2022	June 2, 2022
August 29, 2022	September 1, 2022
November 28, 2022	December 1, 2022
February 27, 2023	March 2, 2023

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity and the final underlying price of the least performing underlying on the final valuation date is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price of the least performing underlying is less than its initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing price of the least performing underlying on the related valuation date is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing price of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. If the closing price of the least performing underlying on any valuation date is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the least performing underlying is below its coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	The initial underlying prices, which were set on the strike date, may be higher than the closing prices of the underlyings on the trade date — If the closing prices of the underlyings on the trade date are less than the initial underlying prices that were set on the strike date, the terms of the notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the notes but with the initial underlying prices set on the trade date.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if the other underlyings perform well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will not receive the contingent coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of the better performing underlyings — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlyings would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship among the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the better performing underlyings are not relevant to your return on the notes. It is impossible to predict what the relationship among the underlyings will be over the term of the notes. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation among the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation among, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing price of the least performing underlying will be less than the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes and that (ii) the closing price of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	Because the notes are linked to the performance of more than one underlying, there is a greater risk of contingent coupons not being paid and of you sustaining a significant loss on your investment — The risk that you will not receive any contingent coupons and lose some or all of your initial investment in the notes at maturity is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of fewer underlyings. With six underlyings, it is more likely that the closing price of any underlying will be less than its coupon barrier on a valuation date or less than its downside threshold on the final valuation date. Therefore it is more likely that you will not receive any contingent coupons and that you will suffer a significant loss on your investment at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the contingent coupon payments — We may call the notes on any coupon payment date prior to the maturity date upon not less than three (3) business days’ notice. In the event that we call the notes, you will receive the stated principal amount of your notes and any contingent coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months. If we call the notes prior to maturity, you will not receive any additional contingent coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in an another investment that provides a similar yield with a similar level of risk. We are less likely to call the notes prior to maturity when the expected contingent coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us, which includes when the price of any of the underlyings is less than its coupon barrier. Therefore, the notes are more likely to remain outstanding when the expected contingent coupon payable on the notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to any underlying — You will not participate in any appreciation in the price of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings.

♦	The payment at maturity depends on the closing price of the least performing underlying on a single day — If the closing price of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing price of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the prices used will not reflect the receipt or reinvestment of dividends or distributions on any of the underlyings. Dividend or distribution yield on the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the underlyings, but will not be reflected in the performance of any of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the prices of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below its coupon barrier on any valuation date or its downside threshold on the final valuation date will depend in part on the volatility of, and correlation among, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the price of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation among the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, quarterly valuation dates and/or below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation among, the underlyings as of the strike date. If expectations about the volatility of, and correlation among, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation among the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the strike date. In addition, for each additional underlying to which the notes are linked, there is a greater potential for one pair of underlyings to have low or negative correlation. Therefore, the greater the number of underlyings, the greater the potential for loss of principal at maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlyings and a number of other factors, including the correlation among the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of any underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the prices of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Single stock risk — The price of the underlyings can rise or fall sharply due to factors specific to that underlying and the issuers of the underlyings, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the notes, should make your own investigation into the issuers of the underlyings and the underlyings for your notes. For additional information regarding the issuers of the underlyings, please see the section “The Underlyings” in this pricing supplement and the issuers of the underlyings’ SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the issuers of the underlyings with the SEC.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing prices of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the prices of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have taken positions directly in the underlyings or in instruments, such as options, futures and/or swaps, the value of which is derived from the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlyings or in instruments linked or related to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	You will have no rights against the issuers of the underlyings and you will not receive dividends on the underlyings — As a holder of the notes, you will not be entitled to any rights with respect to the underlyings or the issuers of the underlyings, including voting rights and rights to receive any dividends or other distributions on the underlyings, but you will be subject to all changes affecting the underlyings. The issuers of the underlyings are not involved in the offering of the notes in any way, and the issuers of the underlyings do not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the issuers of the underlyings and are not responsible for their public disclosures — We are not affiliated with the issuers of the underlyings, and the issuers of the underlyings are not involved in this offering of the notes in any way. Consequently, we have no control over the actions of the issuers of the underlyings, including any corporate actions of the type that would require the calculation agent to adjust what you will receive at maturity. The issuers of the underlyings do not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the underlyings.

In addition, as we are not affiliated with the issuers of the underlyings, we do not assume any responsibility for the accuracy or adequacy of any information about the underlyings or the issuers of the underlyings contained in the public disclosures of the issuers of the underlyings. We have made no “due diligence” or other investigation into the issuers of the underlyings. As an investor in the notes, you should make your own investigation into the issuers of the underlyings.

♦	Even if any issuer of an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on any of the underlyings unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the applicable shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the applicable underlying by the amount of the dividend per share. If the applicable issuer of an underlying pays any dividend for which an adjustment is not made under the terms of the notes, holders of the securities may be adversely affected. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the price of the underlyings — Certain events may occur during the term of the notes that have a dilutive effect on the value of an underlying or otherwise adversely affect the price of an underlying. The calculation agent will make certain adjustments for some of these events, as described under “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompany product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on an underlying or its price, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of shares of an underlying by the issuer of that underlying, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on an underlying may make it more likely that the closing price of that underlying declines below the downside threshold on the final valuation date, and in that case, reduce the value of that underlying that you would receive at maturity. Unlike an investor in the notes, a direct holder of the shares of an underlying may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the notes, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

♦	The notes are subject to risks associated with non-U.S. companies. The ADSs representing ordinary shares of Alibaba Group Holding Limited is a non-U.S. company. The price of the underlying, therefore, may be affected by political, economic, financial and social factors in the country where the underlying is located, including changes in that country’s governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦	The notes are linked to ADSs and therefore are subject to currency exchange rate risk. There are significant risks associated with an investment linked to ADSs that are quoted and traded in U.S. dollars and represent an equity security issued by a foreign company. If the equity security represented by the ADSs is traded in a foreign currency on a foreign exchange, the price of the ADSs will be affected by fluctuations in the currency exchange rate between the U.S. dollar and the relevant foreign currency. In addition, if a significant portion of the underlying’s revenues or assets is denominated in one or more foreign currencies, changes in the exchange rate between the U.S. dollar and those foreign currencies may affect the underlying’s financial performance and, in turn, the price of the ADSs. In recent years, the rate of exchange between the U.S. dollar and some other currencies has been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events that cannot be predicted.

♦	There are important differences between the rights of holders of ADSs and the rights of holders of the equity securities represented by the ADSs. Because the notes are linked to the performance of ADSs representing an equity security issued by a foreign company (the “underlying equity”), you should be aware that important differences exist between the rights of holders of ADSs and the underlying equity. The ADSs are issued by a financial institution (the “ADS depositary”) under a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the underlying and holders of the ADSs. The rights of holders of ADSs under that deposit agreement may be different from the rights of holders of the underlying equity. For example, the underlying may make distributions in respect of its underlying equity that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the underlying equity may be significant and may materially and adversely affect the value of the notes.

♦	If an underlying is delisted, we may call the notes prior to maturity — If an underlying is delisted from its exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the notes prior to the maturity date. If we exercise this call right, you will receive the amount described under “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompany product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes and/or the total amount you would have received under the notes had you continued to hold your notes to maturity or earlier call.

♦	The notes may become linked to shares of issuers other than the original issuers of the underlyings — In connection with certain reorganization events described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompany product supplement, the notes may become linked to shares of issuers other than the original issuers of the underlyings. For example, if the issuer of an underlying enters into a merger agreement with another issuer that provides for holders of shares of that underlying to receive shares of the other issuer, the notes will become linked to such other shares upon consummation of the merger. In any such case, the closing price of that underlying will be determined by reference to the closing price of the other shares, and if the notes are not redeemed early and the final underlying price of the applicable underlying is less than the applicable downside threshold, you will receive such other shares at maturity. You may not wish to have investment exposure to the shares of any other issuers to which the notes may become linked and may not have bought the notes had they been linked to such other shares from the beginning.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, corporate events with respect to any underlying that may require a dilution adjustment or the delisting of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect the return on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone such valuation date;

♦	determining the prices of the underlyings if the prices of the underlyings are not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustment to be made to the initial underlying price and downside threshold for each affected underlying upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	if an underlying is delisted and we do not exercise our call right, determining whether to select successor shares and, if so, determining which shares to select as successor shares (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 3 years, unless called earlier

t	Hypothetical Initial Underlying Prices:

o	ADSs Representing Ordinary Shares of Alibaba Group Holding Limited: $220.00

o	Class A Common Stock of Alphabet Inc.: $1,500.00

o	Common Stock of Amazon.com, Inc.: $2,000.00

o	Common Stock of Apple Inc.: $330.00

o	Class A Common Stock of Facebook, Inc.: $210.00

o	Common Stock of Microsoft Corporation: $180.00

t	Contingent Coupon Rate: 26.00% per annum (or 6.50% per quarter)

t	Quarterly Contingent Coupon Payment: $0.65 per quarter per note

t	Valuation Dates: Quarterly, as set forth on page PS-6 of this pricing supplement

t	Issuer Call: Quarterly

t	Hypothetical Coupon Barriers:

o	ADSs Representing Ordinary Shares of Alibaba Group Holding Limited: $154.00, which is 70% of its hypothetical initial underlying price

o	Class A Common Stock of Alphabet Inc.: $1,050.00, which is 70% of its hypothetical initial underlying price

o	Common Stock of Amazon.com, Inc.: $1,400.00, which is 70% of its hypothetical initial underlying price

o	Common Stock of Apple Inc.: $231.00, which is 70% of its hypothetical initial underlying price

o	Class A Common Stock of Facebook, Inc.: $147.00, which is 70% of its hypothetical initial underlying price

o	Common Stock of Microsoft Corporation: $126.00, which is 70% of its hypothetical initial underlying price

t	Hypothetical Downside Thresholds:

o	ADSs Representing Ordinary Shares of Alibaba Group Holding Limited: $154.00, which is 70% of its hypothetical initial underlying price

o	Class A Common Stock of Alphabet Inc.: $1,050.00, which is 70% of its hypothetical initial underlying price

o	Common Stock of Amazon.com, Inc.: $1,400.00, which is 70% of its hypothetical initial underlying price

o	Common Stock of Apple Inc.: $231.00, which is 70% of its hypothetical initial underlying price

o	Class A Common Stock of Facebook, Inc.: $147.00, which is 70% of its hypothetical initial underlying price

o	Common Stock of Microsoft Corporation: $126.00, which is 70% of its hypothetical initial underlying price

*The hypothetical initial underlying prices, coupon barriers and downside thresholds do not represent the actual initial underlying prices, coupon barriers and downside thresholds, respectively, applicable to the underlyings. The actual initial underlying prices, coupon barriers and downside thresholds are listed on the cover page of this pricing supplement.

Example 1 — The notes are called on the first coupon payment date.

Date	Closing Price of the Underlying						Payment (per note)
	ADSs Representing Ordinary Shares of Alibaba Group Holding Limited	Class A Common Stock of Alphabet Inc.	Common Stock of Amazon.com, Inc.	Common Stock of Apple Inc.	Class A Common Stock of Facebook, Inc.	Common Stock of Microsoft Corporation
First Valuation Date	$160.00 (at or above coupon barrier)	$1,200.00 (at or above coupon barrier)	$1,600.00 (at or above coupon barrier)	$300.00 (at or above coupon barrier)	$200.00 (at or above coupon barrier)	$140.00 (at or above coupon barrier)	$10.65 (principal amount plus contingent coupon); notes are called
					Total Payment:		$10.65 (6.50% total return)

Since the notes are called by us in our sole discretion on the coupon payment date related to the first valuation date and the closing price of each underlying on the first valuation date was greater than its coupon barrier, we will pay you a total of $10.65 per note (equal to the stated principal amount plus the contingent coupon) on that coupon payment date, representing a 6.50% total return on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying price of the least performing underlying on the final valuation date is above its coupon barrier.

Date	Closing price of the Underlying						Payment (per note)
	ADSs Representing Ordinary Shares of Alibaba Group Holding Limited	Class A Common Stock of Alphabet Inc.	Common Stock of Amazon.com, Inc.	Common Stock of Apple Inc.	Class A Common Stock of Facebook, Inc.	Common Stock of Microsoft Corporation
First Valuation Date	$160.00 (at or above coupon barrier)*	$2,200.00 (at or above coupon barrier)	$2,600.00 (at or above coupon barrier)	$500.00 (at or above coupon barrier)	$400.00 (at or above coupon barrier)	$340.00 (at or above coupon barrier)	$0.65 (contingent coupon); notes are not called
Second through Eleventh Valuation Dates	Various (at or above coupon barrier)	Various (at or above coupon barrier)	Various (at or above coupon barrier)	Various (at or above coupon barrier)	Various (all below coupon barrier)*	Various (at or above coupon barrier)	$0; notes are not called
Final Valuation Date	$300.00 (at or above coupon barrier and downside threshold)	$1,060.00 (at or above coupon barrier and downside threshold)*	$2,200.00 (at or above coupon barrier and downside threshold)	$400.00 (at or above coupon barrier and downside threshold)	$300.00 (at or above coupon barrier and downside threshold)	$250.00 (at or above coupon barrier and downside threshold)	$10.65 (principal amount plus contingent coupon)
					Total Payment:		$11.30 (13% total return)

* Denotes least performing underlying

Since the closing price of each underlying on the first valuation date was greater than its coupon barrier and the notes are not called by us on the related coupon payment date, we will pay you the applicable contingent coupon of $0.65 per note on that coupon payment date. However, because the closing price of at least one underlying was below its coupon barrier on each of the second to eleventh valuation dates, you will not receive any contingent coupons on any of the related coupon payment dates.

On the final valuation date, the least performing underlying on the final valuation date closes at or above its coupon barrier. Therefore, at maturity, you would receive a total of $10.65 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.65 received in respect of the first valuation date, you would have been paid a total of $11.30 per note, representing an 13% total return on the notes over the 3 year term of the notes.

Example 3 — Notes are NOT called and the final underlying price of the least performing underlying on the final valuation date is below its downside threshold.

Date	Closing price of the Underlying						Payment (per note)
	ADSs Representing Ordinary Shares of Alibaba Group Holding Limited	Class A Common Stock of Alphabet Inc.	Common Stock of Amazon.com, Inc.	Common Stock of Apple Inc.	Class A Common Stock of Facebook, Inc.	Common Stock of Microsoft Corporation
First through Eleventh valuation dates	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	Various (all below coupon barrier)	$0; notes are not called
Final Valuation Date	$300.00 (at or above coupon barrier and downside threshold)	$1,060.00 (at or above coupon barrier and downside threshold)	$600.00 (below coupon barrier and downside threshold)*	$400.00 (at or above coupon barrier and downside threshold)	$300.00 (at or above coupon barrier and downside threshold)	$250.00 (at or above coupon barrier and downside threshold)	$10.00 × [1 + underlying return of the least performing underlying on the final valuation date] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00
					Total Payment:		$3.00 (-70.00% total return)

* Denotes least performing underlying

Since the closing price of at least one underlying was below its coupon barrier on each valuation date, no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the least performing underlying on the final valuation date closes below its downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying on the final valuation date from the strike date to the final valuation date.

The Underlyings

Included on the following pages are brief descriptions of the issuers of the underlyings. This information has been obtained from publicly available sources, without independent verification. Also included on the following pages are tables for the underlyings that set forth the high, low and end-of-quarter closing prices of the underlyings for each quarter in the period shown. The graphs associated with such tables show the closing prices of the underlyings for each day such prices were available in that same period. We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical periods provided on the following pages, including, but not limited to, spin-offs or mergers, then the closing prices of the underlyings for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the periods provided on the following pages. These historical data on the underlyings are not indicative of the future performance of the underlyings or what the value of the notes may be. Any historical upward or downward trends in the values of the underlyings during any period set forth below is not an indication that the prices of the underlyings are more or less likely to increase or decrease at any time during the term of the notes, and no assurance can be given as to the closing prices of the underlyings on any valuation date.

The underlyings are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the underlyings with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuers of the underlyings can be located by reference to their SEC file numbers provided below. In addition, information regarding the issuers of the underlyings may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the notes offered hereby and does not relate to the underlyings or other securities of the issuers of the underlyings. We have derived all disclosures contained in this pricing supplement regarding the issuers of the underlyings from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the underlyings, such publicly available documents or any other publicly available information regarding the issuers of the underlyings.

The notes represent obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc. only. The issuers of the underlyings are not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the underlyings.

Alibaba Group Holding Limited

According to its publicly available filings with the SEC, Alibaba Group Holding Limited operates as a holding company. The company provides internet infrastructure, e-commerce, online financial, and internet content services through its subsidiaries.  Information provided to or filed with the SEC by Alibaba Group Holding Limited pursuant to the Exchange Act can be located by reference to the SEC file number 001-36614. The ADSs representing ordinary shares of Alibaba Group Holding Limited, par value $0.000025 per share (Bloomberg ticker: BABA), is listed on the New York Stock Exchange.

Historical Information Regarding the ADSs Representing Ordinary Shares of Alibaba Group Holding Limited

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices and dividends paid on one share of the ADSs representing ordinary shares of Alibaba Group Holding Limited from September 19, 2014 through February 27, 2020. The closing price of one share of the ADSs representing ordinary shares of Alibaba Group Holding Limited on February 27, 2020 was $205.03. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the ADSs representing ordinary shares of Alibaba Group Holding Limited has experienced significant fluctuations. The historical performance of the ADSs representing ordinary shares of Alibaba Group Holding Limited should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the ADSs representing ordinary shares of Alibaba Group Holding Limited during the term of the notes. We cannot give you assurance that the performance of the ADSs representing ordinary shares of Alibaba Group Holding Limited will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Alibaba Group Holding Limited will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the ADSs representing ordinary shares of Alibaba Group Holding Limited.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
09/19/14	09/30/14	$93.89	$87.17	$0.00000
10/01/14	12/31/14	$119.15	$84.95	$0.00000
01/02/15	03/31/15	$105.03	$81.58	$0.00000
04/01/15	06/30/15	$93.88	$79.54	$0.00000
07/01/15	09/30/15	$84.15	$57.39	$0.00000
10/01/15	12/31/15	$85.40	$58.87	$0.00000
01/04/16	03/31/16	$79.03	$60.57	$0.00000
04/01/16	06/30/16	$82.00	$74.23	$0.00000
07/01/16	09/30/16	$109.36	$78.64	$0.00000
10/03/16	12/30/16	$108.41	$86.79	$0.00000
01/03/17	03/31/17	$109.51	$88.60	$0.00000
04/03/17	06/30/17	$143.95	$107.44	$0.00000
07/03/17	09/29/17	$180.07	$140.99	$0.00000
10/02/17	12/29/17	$191.19	$168.96	$0.00000
01/02/18	03/29/18	$205.22	$173.70	$0.00000
04/02/18	06/29/18	$210.86	$167.52	$0.00000
07/02/18	09/28/18	$197.98	$156.36	$0.00000
10/01/18	12/31/18	$163.74	$131.89	$0.00000
01/02/19	03/29/19	$187.25	$130.60	$0.00000
04/01/19	06/28/19	$195.21	$149.26	$0.00000
07/01/19	09/30/19	$182.51	$153.67	$0.00000
10/01/19	12/31/19	$216.38	$161.93	$0.00000
01/02/20	02/27/20*	$230.48	$205.03	$0.00000
* As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through February 27, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the ADSs representing ordinary shares of Alibaba Group Holding Limited from September 19, 2014 through February 27, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the ADSs representing ordinary shares of Alibaba Group Holding Limited is not indicative of the future performance of the ADSs representing ordinary shares of Alibaba Group Holding Limited.

ADSs Representing Ordinary Shares of Alibaba Group Holding Limited Closing Prices
September 19, 2014 to February 27, 2020

Alphabet Inc.

According to its publicly available filings with the SEC, Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products.  Information provided to or filed with the SEC by Alphabet Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-37580. The Class A common stock of Alphabet Inc., par value $0.001 per share (Bloomberg ticker: GOOGL), is listed on the Nasdaq Stock Market.

Historical Information Regarding the Class A Common Stock of Alphabet Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices and dividends paid on one share of the Class A common stock of Alphabet Inc. from January 4, 2010 through February 27, 2020. The closing price of one share of the Class A common stock of Alphabet Inc. on February 27, 2020 was $1,314.95. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the Class A common stock of Alphabet Inc. has experienced significant fluctuations. The historical performance of the Class A common stock of Alphabet Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of Alphabet Inc. during the term of the notes. We cannot give you assurance that the performance of the Class A common stock of Alphabet Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Alphabet Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Class A common stock of Alphabet Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$313.679	$263.47	$0.00000
04/01/10	06/30/10	$297.938	$222.691	$0.00000
07/01/10	09/30/10	$265.462	$218.246	$0.00000
10/01/10	12/31/10	$313.884	$261.428	$0.00000
01/03/11	03/31/11	$320.125	$278.82	$0.00000
04/01/11	06/30/11	$296.187	$237.67	$0.00000
07/01/11	09/30/11	$311.532	$245.698	$0.00000
10/03/11	12/30/11	$323.263	$248.00	$0.00000
01/03/12	03/30/12	$334.464	$284.325	$0.00000
04/02/12	06/29/12	$325.82	$279.796	$0.00000
07/02/12	09/28/12	$378.617	$285.516	$0.00000
10/01/12	12/31/12	$384.397	$323.904	$0.00000
01/02/13	03/28/13	$419.746	$351.776	$0.00000
04/01/13	06/28/13	$458.389	$383.046	$0.00000
07/01/13	09/30/13	$462.793	$423.86	$0.00000
10/01/13	12/31/13	$560.898	$427.249	$0.00000
01/02/14	03/31/14	$610.676	$551.149	$0.00000
04/01/14	06/30/14	$585.93	$518.00	$0.00000
07/01/14	09/30/14	$605.40	$571.81	$0.00000
10/01/14	12/31/14	$587.78	$498.16	$0.00000
01/02/15	03/31/15	$581.435	$497.06	$0.00000
04/01/15	06/30/15	$573.66	$532.74	$0.00000
07/01/15	09/30/15	$699.62	$541.70	$0.00000
10/01/15	12/31/15	$793.96	$642.00	$0.00000
01/04/16	03/31/16	$780.91	$701.02	$0.00000
04/01/16	06/30/16	$787.68	$681.14	$0.00000
07/01/16	09/30/16	$815.95	$704.89	$0.00000
10/03/16	12/30/16	$835.74	$753.22	$0.00000
01/03/17	03/31/17	$872.37	$807.77	$0.00000
04/03/17	06/30/17	$1,004.28	$839.88	$0.00000
07/03/17	09/29/17	$998.31	$919.46	$0.00000
10/02/17	12/29/17	$1,085.09	$966.78	$0.00000
01/02/18	03/29/18	$1,187.56	$1,005.18	$0.00000
04/02/18	06/29/18	$1,184.07	$1,009.95	$0.00000

07/02/18	09/28/18	$1,285.50	$1,116.28	$0.00000
10/01/18	12/31/18	$1,211.53	$984.67	$0.00000
01/02/19	03/29/19	$1,236.13	$1,025.47	$0.00000
04/01/19	06/28/19	$1,296.20	$1,038.74	$0.00000
07/01/19	09/30/19	$1,245.94	$1,100.00	$0.00000
10/01/19	12/31/19	$1,362.47	$1,177.92	$0.00000
01/02/20	02/27/20*	$1,524.87	$1,314.95	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through February 27, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the Class A common stock of Alphabet Inc. from January 4, 2010 through February 27, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the Class A common stock of Alphabet Inc. is not indicative of the future performance of the Class A common stock of Alphabet Inc.

Class A Common Stock of Alphabet Inc. Closing Prices
January 4, 2010 to February 27, 2020

Amazon.com, Inc.

According to its publicly available filings with the SEC, Amazon.com, Inc. is an online retailer that offers a wide range of products. The company products include books, music, videotapes, computers, electronics, home and garden, and numerous other products.  Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-22513. The common stock of Amazon.com, Inc., par value $0.01 per share (Bloomberg ticker: AMZN), is listed on the Nasdaq Global Select Market.

Historical Information Regarding the Common Stock of Amazon.com, Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices and dividends paid on one share of the common stock of Amazon.com, Inc. from January 4, 2010 through February 27, 2020. The closing price of one share of the Common stock of Amazon.com, Inc. on February 27, 2020 was $1,884.30. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Amazon.com, Inc. has experienced significant fluctuations. The historical performance of the common stock of Amazon.com, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Amazon.com, Inc. during the term of the notes. We cannot give you assurance that the performance of the common stock of Amazon.com, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Amazon.com, Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Amazon.com, Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$136.55	$116.00	$0.00000
04/01/10	06/30/10	$150.09	$108.61	$0.00000
07/01/10	09/30/10	$160.73	$109.14	$0.00000
10/01/10	12/31/10	$184.76	$153.03	$0.00000
01/03/11	03/31/11	$191.25	$160.97	$0.00000
04/01/11	06/30/11	$206.07	$178.34	$0.00000
07/01/11	09/30/11	$241.69	$177.79	$0.00000
10/03/11	12/30/11	$246.71	$173.10	$0.00000
01/03/12	03/30/12	$205.44	$175.93	$0.00000
04/02/12	06/29/12	$231.90	$185.50	$0.00000
07/02/12	09/28/12	$261.68	$215.36	$0.00000
10/01/12	12/31/12	$261.50	$220.64	$0.00000
01/02/13	03/28/13	$283.99	$253.39	$0.00000
04/01/13	06/28/13	$281.76	$248.23	$0.00000
07/01/13	09/30/13	$318.12	$280.93	$0.00000
10/01/13	12/31/13	$404.39	$298.23	$0.00000
01/02/14	03/31/14	$407.05	$336.52	$0.00000
04/01/14	06/30/14	$342.99	$288.32	$0.00000
07/01/14	09/30/14	$360.84	$307.06	$0.00000
10/01/14	12/31/14	$338.64	$287.06	$0.00000
01/02/15	03/31/15	$387.83	$286.95	$0.00000
04/01/15	06/30/15	$445.99	$370.255	$0.00000
07/01/15	09/30/15	$548.39	$429.70	$0.00000
10/01/15	12/31/15	$693.97	$520.72	$0.00000
01/04/16	03/31/16	$636.99	$482.07	$0.00000
04/01/16	06/30/16	$728.24	$586.14	$0.00000
07/01/16	09/30/16	$837.31	$725.68	$0.00000
10/03/16	12/30/16	$844.36	$719.07	$0.00000
01/03/17	03/31/17	$886.54	$753.67	$0.00000
04/03/17	06/30/17	$1,011.34	$884.67	$0.00000
07/03/17	09/29/17	$1,052.80	$938.60	$0.00000
10/02/17	12/29/17	$1,195.83	$957.10	$0.00000
01/02/18	03/29/18	$1,598.39	$1,189.01	$0.00000
04/02/18	06/29/18	$1,750.08	$1,371.99	$0.00000

07/02/18	09/28/18	$2,039.51	$1,693.96	$0.00000
10/01/18	12/31/18	$2,004.36	$1,343.96	$0.00000
01/02/19	03/29/19	$1,819.26	$1,500.28	$0.00000
04/01/19	06/28/19	$1,962.46	$1,692.69	$0.00000
07/01/19	09/30/19	$2,020.99	$1,725.45	$0.00000
10/01/19	12/31/19	$1,869.80	$1,705.51	$0.00000
01/02/20	02/27/20*	$2,170.22	$1,828.34	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through February 27, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the common stock of Amazon.com, Inc. from January 4, 2010 through February 27, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the common stock of Amazon.com, Inc. is not indicative of the future performance of the common stock of Amazon.com, Inc.

Common Stock of Amazon.com, Inc. Closing Prices
January 4, 2010 to February 27, 2020

Apple Inc.

According to its publicly available filings with the SEC, Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions.  Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-36743. The common stock of Apple Inc., par value $0.00001 per share (Bloomberg ticker: AAPL), is listed on the Nasdaq Stock Market.

Historical Information Regarding the Common Stock of Apple Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices and dividends paid on one share of the common stock of Apple Inc. from January 4, 2010 through February 27, 2020. The closing price of one share of the Common stock of Apple Inc. on February 27, 2020 was $273.52. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Apple Inc. has experienced significant fluctuations. The historical performance of the common stock of Apple Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Apple Inc. during the term of the notes. We cannot give you assurance that the performance of the common stock of Apple Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Apple Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$33.69	$27.4286	$0.00000
04/01/10	06/30/10	$39.1657	$33.6943	$0.00000
07/01/10	09/30/10	$41.78	$34.3086	$0.00000
10/01/10	12/31/10	$46.4957	$39.8057	$0.00000
01/03/11	03/31/11	$51.8757	$46.6743	$0.00000
04/01/11	06/30/11	$50.4429	$45.0457	$0.00000
07/01/11	09/30/11	$59.0643	$49.0329	$0.00000
10/03/11	12/30/11	$60.32	$51.9286	$0.00000
01/03/12	03/30/12	$88.2314	$58.7471	$0.00000
04/02/12	06/29/12	$90.89	$75.7314	$0.00000
07/02/12	09/28/12	$100.30	$82.1257	$0.37857
10/01/12	12/31/12	$95.9629	$72.71	$0.37857
01/02/13	03/28/13	$78.4329	$60.0071	$0.37857
04/01/13	06/28/13	$66.2629	$55.7857	$0.43571
07/01/13	09/30/13	$72.5343	$58.46	$0.43571
10/01/13	12/31/13	$81.4414	$68.7057	$0.43571
01/02/14	03/31/14	$79.6243	$71.3486	$0.43571
04/01/14	06/30/14	$94.25	$73.9929	$0.47000
07/01/14	09/30/14	$103.30	$93.08	$0.47000
10/01/14	12/31/14	$119.00	$96.26	$0.47000
01/02/15	03/31/15	$133.00	$105.99	$0.47000
04/01/15	06/30/15	$132.65	$124.25	$0.52000
07/01/15	09/30/15	$132.07	$103.12	$0.52000
10/01/15	12/31/15	$122.57	$105.26	$0.52000
01/04/16	03/31/16	$109.56	$93.42	$0.52000
04/01/16	06/30/16	$112.10	$90.34	$0.57000
07/01/16	09/30/16	$115.57	$94.99	$0.57000
10/03/16	12/30/16	$118.25	$105.71	$0.57000
01/03/17	03/31/17	$144.12	$116.02	$0.57000
04/03/17	06/30/17	$156.10	$140.68	$0.63000
07/03/17	09/29/17	$164.05	$142.73	$0.63000
10/02/17	12/29/17	$176.42	$153.48	$0.63000
01/02/18	03/29/18	$181.72	$155.15	$0.63000
04/02/18	06/29/18	$193.98	$162.32	$0.73000

07/02/18	09/28/18	$228.36	$183.92	$0.73000
10/01/18	12/31/18	$232.07	$146.83	$0.73000
01/02/19	03/29/19	$195.09	$142.19	$0.73000
04/01/19	06/28/19	$211.75	$173.30	$0.77000
07/01/19	09/30/19	$223.97	$193.34	$0.77000
10/01/19	12/31/19	$293.65	$218.96	$0.77000
01/02/20	02/27/20*	$327.20	$273.52	$0.77000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through February 27, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.
We make no representation as to the amount of dividends, if any, that may be paid on the shares of common stock of Apple Inc. in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of Apple Inc..

The graph below illustrates the daily performance of the common stock of Apple Inc. from January 4, 2010 through February 27, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the common stock of Apple Inc. is not indicative of the future performance of the common stock of Apple Inc.

Common Stock of Apple Inc. Closing Prices
January 4, 2010 to February 27, 2020

Facebook, Inc.

According to its publicly available filings with the SEC, Facebook, Inc. operates a social networking website. The company website allows people to communicate with their family, friends, and coworkers. Facebook, Inc. develops technologies that facilitate the sharing of information, photographs, website links, and videos. Users have the ability to share and restrict information based on their own specific criteria.  Information provided to or filed with the SEC by Facebook, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-35551. The Class A common stock of Facebook, Inc., par value $0.000006 per share (Bloomberg ticker: FB), is listed on the Nasdaq Stock Market.

Historical Information Regarding the Class A Common Stock of Facebook, Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices and dividends paid on one share of the Class A common stock of Facebook, Inc. from May 17, 2012 through February 27, 2020. The closing price of one share of the Class A common stock of Facebook, Inc. on February 27, 2020 was $189.75. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the Class A common stock of Facebook, Inc. has experienced significant fluctuations. The historical performance of the Class A common stock of Facebook, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of Facebook, Inc. during the term of the notes. We cannot give you assurance that the performance of the Class A common stock of Facebook, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Facebook, Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Class A common stock of Facebook, Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
05/17/12	06/29/12	$38.37	$25.87	$0.00000
07/02/12	09/28/12	$32.17	$17.73	$0.00000
10/01/12	12/31/12	$28.24	$18.99	$0.00000
01/02/13	03/28/13	$32.46	$25.14	$0.00000
04/01/13	06/28/13	$28.97	$22.90	$0.00000
07/01/13	09/30/13	$51.24	$24.37	$0.00000
10/01/13	12/31/13	$57.96	$44.82	$0.00000
01/02/14	03/31/14	$72.03	$53.53	$0.00000
04/01/14	06/30/14	$67.60	$56.14	$0.00000
07/01/14	09/30/14	$79.04	$62.76	$0.00000
10/01/14	12/31/14	$81.45	$72.63	$0.00000
01/02/15	03/31/15	$85.31	$74.05	$0.00000
04/01/15	06/30/15	$88.86	$77.46	$0.00000
07/01/15	09/30/15	$98.39	$82.09	$0.00000
10/01/15	12/31/15	$109.01	$90.95	$0.00000
01/04/16	03/31/16	$116.14	$94.16	$0.00000
04/01/16	06/30/16	$120.50	$108.76	$0.00000
07/01/16	09/30/16	$131.05	$114.00	$0.00000
10/03/16	12/30/16	$133.28	$115.05	$0.00000
01/03/17	03/31/17	$142.65	$116.86	$0.00000
04/03/17	06/30/17	$155.07	$139.39	$0.00000
07/03/17	09/29/17	$173.51	$148.43	$0.00000
10/02/17	12/29/17	$183.03	$168.42	$0.00000
01/02/18	03/29/18	$193.09	$152.22	$0.00000
04/02/18	06/29/18	$202.00	$155.10	$0.00000
07/02/18	09/28/18	$217.50	$160.30	$0.00000
10/01/18	12/31/18	$162.44	$124.06	$0.00000
01/02/19	03/29/19	$173.37	$131.74	$0.00000
04/01/19	06/28/19	$195.47	$164.15	$0.00000
07/01/19	09/30/19	$204.87	$177.10	$0.00000
10/01/19	12/31/19	$208.10	$174.60	$0.00000
01/02/20	02/27/20*	$223.23	$189.75	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through February 27, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.

The graph below illustrates the daily performance of the Class A common stock of Facebook, Inc. from May 17, 2012 through February 27, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the Class A common stock of Facebook, Inc. is not indicative of the future performance of the Class A common stock of Facebook, Inc.

Class A Common Stock of Facebook, Inc. Closing Prices
May 17, 2012 to February 27, 2020

Microsoft Corporation

According to its publicly available filings with the SEC, Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. Microsoft Corporation also develops video game consoles and digital music entertainment devices.  Information provided to or filed with the SEC by Microsoft Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 001-37845. The common stock of Microsoft Corporation, par value $0.00000625 per share (Bloomberg ticker: MSFT), is listed on the Nasdaq Stock Market.

Historical Information Regarding the Common Stock of Microsoft Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices and dividends paid on one share of the common stock of Microsoft Corporation from January 4, 2010 through February 27, 2020. The closing price of one share of the Common stock of Microsoft Corporation on February 27, 2020 was $158.18. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Microsoft Corporation has experienced significant fluctuations. The historical performance of the common stock of Microsoft Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Microsoft Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of Microsoft Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Microsoft Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Microsoft Corporation.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$31.10	$27.72	$0.13000
04/01/10	06/30/10	$31.39	$23.01	$0.13000
07/01/10	09/30/10	$26.33	$23.16	$0.13000
10/01/10	12/31/10	$28.30	$23.91	$0.16000
01/03/11	03/31/11	$28.83	$24.78	$0.16000
04/01/11	06/30/11	$26.72	$23.69	$0.16000
07/01/11	09/30/11	$28.07	$23.98	$0.16000
10/03/11	12/30/11	$27.31	$24.30	$0.20000
01/03/12	03/30/12	$32.85	$26.83	$0.20000
04/02/12	06/29/12	$32.42	$28.45	$0.20000
07/02/12	09/28/12	$31.46	$28.63	$0.20000
10/01/12	12/31/12	$30.01	$26.34	$0.23000
01/02/13	03/28/13	$28.61	$26.46	$0.23000
04/01/13	06/28/13	$35.67	$28.56	$0.23000
07/01/13	09/30/13	$36.25	$31.16	$0.23000
10/01/13	12/31/13	$38.94	$33.01	$0.28000
01/02/14	03/31/14	$40.99	$34.99	$0.28000
04/01/14	06/30/14	$42.25	$39.06	$0.28000
07/01/14	09/30/14	$47.52	$41.67	$0.28000
10/01/14	12/31/14	$49.61	$42.74	$0.31000
01/02/15	03/31/15	$47.59	$40.40	$0.31000
04/01/15	06/30/15	$49.155	$40.29	$0.31000
07/01/15	09/30/15	$47.58	$40.47	$0.31000
10/01/15	12/31/15	$56.55	$44.61	$0.36000
01/04/16	03/31/16	$55.23	$49.28	$0.36000
04/01/16	06/30/16	$56.46	$48.43	$0.36000
07/01/16	09/30/16	$58.30	$51.16	$0.36000
10/03/16	12/30/16	$63.62	$56.92	$0.39000
01/03/17	03/31/17	$65.86	$62.30	$0.39000
04/03/17	06/30/17	$72.52	$64.95	$0.39000
07/03/17	09/29/17	$75.44	$68.17	$0.39000
10/02/17	12/29/17	$86.85	$74.26	$0.42000

01/02/18	03/29/18	$96.77	$85.01	$0.42000
04/02/18	06/29/18	$102.49	$88.52	$0.42000
07/02/18	09/28/18	$114.67	$99.05	$0.42000
10/01/18	12/31/18	$115.61	$94.13	$0.46000
01/02/19	03/29/19	$120.22	$97.40	$0.46000
04/01/19	06/28/19	$137.78	$119.02	$0.46000
07/01/19	09/30/19	$141.34	$132.21	$0.46000
10/01/19	12/31/19	$158.96	$134.65	$0.51000
01/02/20	02/27/20*	$188.70	$157.58	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2020 includes data for the period from January 2, 2020 through February 27, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2020.
On December 4, 2019, Microsoft Corporation declared a cash dividend of $0.51000 per share of common stock payable on March 12, 2020. We make no representation as to the amount of dividends, if any, that may be paid on the shares of common stock of Microsoft Corporation in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of Microsoft Corporation.

The graph below illustrates the daily performance of the common stock of Microsoft Corporation from January 4, 2010 through February 27, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the common stock of Microsoft Corporation is not indicative of the future performance of the common stock of Microsoft Corporation

Common Stock of Microsoft Corporation Closing Prices
January 4, 2010 to February 27, 2020

Correlation of the Underlyings

The following graph sets forth the historical performances of the ADSs representing ordinary shares of Alibaba Group Holding Limited, the Class A common stock of Alphabet Inc., the common stock of Amazon.com, Inc., the common stock of Apple Inc., the Class A common stock of Facebook, Inc. and the common stock of Microsoft Corporation from September 19, 2014 through February 27, 2020, based on the daily closing prices of the underlyings. For comparison purposes, each underlying has been normalized to have a closing price of 100.00 on September 19, 2014 by dividing the closing price of that underlying on each day by the closing price of that underlying on September 19, 2014 and multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing prices of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation among the underlyings is not indicative of the degree of correlation among the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION AMONG THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation among the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation among the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation among the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation among the underlyings as of the strike date. If expectations about the correlation among the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation among the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the strike date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.05 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.95 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.05 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are called by the issuer prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing prices of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately two months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.